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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of PacifiCare Health Systems, Inc. for the registration of 750,000 shares of its Class B Common Stock and to the incorporation by reference therein of our report dated November 13, 1993, except as to Notes 1 and 13, as to which the date is December 13, 1993, with respect to the consolidated financial statements and schedules of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1993, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG
Los Angeles, California
August 30, 1994